Exhibit 99.8
[FORM OF LETTER TO CLIENTS]

Streamline HR administration

Optimize HR practices

Maximize people and performance
GEVITY ANNOUNCES PROPOSED MERGER WITH TRINET
Dear [Notice Contact]:
Today, Gevity announced that it has entered into a definitive merger agreement with TriNet Group Inc., pursuant to which TriNet would acquire all of the outstanding common stock of Gevity in an all-cash transaction. This transaction is expected to close in the second quarter of 2009 and is subject to the approval of Gevity’s shareholders, regulatory approvals and other customary closing conditions. Following the closing, the combined companies will be privately held.
Gevity and TriNet are committed to making this transition virtually transparent to you and your employees. To that end, we will not be making any changes as a result of today’s announcement — your pricing, health insurance carrier, workers’ compensation coverage and 401(k) provider will remain the same. The phone and fax numbers you use to contact Gevity have not changed. You will still report your payroll in the same way you do today. Your HR Consultant (HRC) and Service Center representatives remain committed to bringing you the highest quality service.
Who is TriNet?
TriNet is an industry leader, with strong financial backing and a commitment to the Professional Employer Organization (PEO) model. Combined, TriNet and Gevity represent more than 45 years at the forefront of the PEO industry. We believe that the potential combination of our two experienced and well-respected companies represents an excellent blend of vision, mission, and purpose.
Until the proposed transaction closes, each company will continue to operate independently. We are committed to keeping you informed and will be communicating with you regularly throughout the pre-closing period. Additional information can be found in our press release, which is available at gevity.com, and in the enclosed FAQ document.
As always, we appreciate the opportunity to serve you and look forward to continuing our business partner relationship. If you have any questions, please call your HRC or our Service Center at 1.800.2GEVITY (1.800.243.8489).
Sincerely,
/s/ Michael Lavington
Michael Lavington
Chairman and CEO
Bradenton Office    •    9000 Town Center Parkway    •    Bradenton, Florida 34202    •    tel 1.800.2GEVITY (1.800.243.8489)   •   gevity.com

Additional Information and Where to Find it
In connection with the proposed merger and required shareholder approval, Gevity will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GEVITY AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Gevity with the SEC may be obtained free of charge by contacting Gevity at Gevity HR, Inc., Attn: Investor Relations, 9000 Town Center Parkway, Bradenton, Florida 34202, Telephone: 1-800-243-8489, extension 4034. Our filings with the SEC are also available on our website at gevity.com.
Participants in the Solicitation
Gevity and its officers and directors may be deemed to be participants in the solicitation of proxies from Gevity’s shareholders with respect to the merger. Information about Gevity’s officers and directors and their ownership of Gevity’s common shares is set forth in the proxy statement for Gevity’s 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Gevity and its respective officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.